UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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CERIDIAN CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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September 6, 2007

Dear Ceridian Stockholder:

At Ceridian’s Annual Meeting of Stockholders to be held on September 12, 2007 at 9:30 a.m. Central time, you will be asked to vote on a number of agenda items, including the proposed sale of the Company for $36 in cash per share to Thomas H. Lee Partners, L.P. (“THL Partners”) and Fidelity National Financial, Inc. (“FNF”) and the re-election of the Board of Directors which brought you this value-maximizing transaction.

Your Board, following a thorough and publicly announced exploration of strategic alternatives, has determined that the $36 per share cash merger is in the best interests of Ceridian stockholders and provides the greatest and most certain value among the available alternatives.  Accordingly, the Board unanimously recommends that you vote “FOR” adoption of the merger agreement and approval of the merger and “FOR” your Board’s nominees.  Your vote is important — Please sign, date and mail the enclosed WHITE PROXY CARD today.

Pershing Square Capital Management, L.P. is continuing to seek to replace your Board despite the fact that it now supports our $36 per share cash merger.  Pershing Square claims that it is continuing its proxy fight only so that its nominees can act as a “backstop” and take over the Company in case the merger does not close.  This claim is disingenuous, as it is Pershing Square’s proxy fight that increases the very risk that Pershing Square claims to be trying to backstop.  We are confident that, if the current Board is reelected, we will complete our $36 per share cash merger.

Replacing the current Board introduces significant and unnecessary risk to completion of the merger.  THL Partners and FNF have communicated to us their view that election of Pershing Square nominees would introduce additional risks to the pending transaction.  Further, THL Partners and FNF have indicated strong support for Kathryn Marinello and her management team and believe they are essential to Ceridian and its ongoing business and operations.

While we believe that the current Board deserves reelection in any event, we think there is no reason to put our $36 per share cash merger at risk by forcing that choice today.  Accordingly, we have committed that in the event the merger does not close, an event that we believe is unlikely if the current Board is reelected, we will hold a new election of directors within 90 days of termination of the merger agreement.  Reelecting the current Board will provide the greatest assurance that our $36 per share cash merger will be completed.  But if it is not completed, stockholders will have the opportunity to assess the relative merits of our nominees and any dissident nominees at a new election to be held within 90 days thereafter.

In light of this commitment, and the risk to completion of our $36 per share cash merger if a new Board is elected, we believe it is in the interest of all Ceridian stockholders to vote for the merger and reelection of the current Board on the enclosed WHITE proxy card today.

THE $36 PER SHARE CASH TRANSACTION
MAXIMIZES VALUE FOR ALL CERIDIAN STOCKHOLDERS

The Ceridian Board of Directors believes that the proposed transaction provides the greatest and most certain value.  If the merger is completed, you will receive $36 in cash for each share of Ceridian common stock you own (if you do not exercise appraisal rights).

•            The $36 per share offer represents a premium of approximately 17% over the closing share price on February 12, 2007, the last trading day prior to the public announcement that Ceridian had commenced the exploration of strategic alternatives.

•            The offer represents a premium of approximately 55% over Ceridian’s average closing stock price during the period beginning on September 5, 2006 and ending on October 5, 2006, the date of Pershing Square Capital Management, L.P.’s first purchase of Ceridian shares.

•            The transaction multiples are significantly above historical Ceridian trading levels and in line with recent comparable transactions.

•      LTM EV / EBITDA and 2007E P/E multiples of 13.6x and 27.7x, respectively.*

•      Multiples are similar to those paid in announced ADS and FDC transactions, and at a premium to that offered for ACS.

•            The all-cash merger consideration offers stockholders certainty of value.

•            THL Partners and FNF have committed financing in place.

•            Your Board and management are actively working to achieve necessary state regulatory approvals and achieve a fourth quarter 2007 transaction close.

•            Pershing Square and Lazard Frères & Co. were unable to deliver superior value to the $36 per share cash merger.

YOUR BOARD HAS ALWAYS BEEN DILIGENTLY
FOCUSED ON STOCKHOLDER VALUE

Even before achieving the $36 per share transaction, your Board periodically reviewed strategic alternatives to create stockholder value.  In 2004 and 2005, for example, the Board explored the sale of Ceridian, as well as a potential spin-off of Comdata.  In addition, under the Board’s leadership Ceridian returned significant cash to stockholders through two share repurchase programs — $223 million in 2005 and $316 million in 2006.

As part of its continuing focus on maximizing stockholder value, on February 13, 2007 the Board authorized Greenhill & Co. to review a broad range of strategic alternatives for Ceridian, including:  a spin-off, split-off or other divestiture of Comdata; a leveraged recapitalization, both with and without equity sponsorship; a sale of Ceridian as a whole; and the continued operation of Ceridian as a stand-alone company.   This rigorous and thorough process resulted in the Board’s unanimous decision to pursue a transaction with THL Partners and FNF.

* LTM EBITDA adjusted for certain extraordinary and non-recurring items; 2007 P/E based on company guidance of $1.30 per share.

Over the last 12 months, the Board has also:

Recruited a New CEO in October 2006
Following the retirement announcement of Ceridian’s former CEO in April 2006, the Board initiated an extensive CEO search for the best candidate available to lead Ceridian’s turnaround.  At the same time, the Board took the initiative to the separate the role of Chair and CEO.  During the search process, the Board appointed Chair White Matthews to oversee the day-to-day affairs of the Company, to keep the remaining management team focused and to ensure that the Company’s financial performance was on track.  In October 2006, the Board announced the hire of well-regarded former General Electric executive Kathryn V. Marinello.

Strengthened the Company’s Leadership Team
Since Ms. Marinello’s appointment as President & CEO, the Board and management have worked to strengthen the Company’s senior leadership team and the entire organization.  As a result, Ceridian has an invigorated and dynamic senior management team, with each member accountable for specific elements of the Company’s turnaround plan.

Began to Successfully Execute on Turnaround Plan
At the Board’s direction, the new management team developed a detailed Five Point Plan to improve Ceridian’s operations.  With strong oversight and direction from the Board, the management team is already realizing improving operations, particularly in HRS, where year-to-date margins have improved by 260 basis points.

STOCKHOLDERS SHOULD RE-ELECT THE CERIDIAN BOARD

Ceridian’s current Board of Directors is comprised of industry leaders with significant experience, and each member is committed to acting in your best interests.  It’s important to note that a majority of the Board is newly elected since 2005 and six of seven of Ceridian’s Board nominees are independent under NYSE guidelines.

More important, however, is the fact that the current Ceridian Board negotiated and achieved the $36 per share cash merger on behalf of all Ceridian stockholders.  While we welcome Pershing Square’s support of the merger negotiated and achieved by the current Ceridian Board, we believe Pershing Square’s proxy contest for control of the Ceridian Board only serves to jeopardize its completion.

•            Pershing Square has been highly critical of the Board and management and offers stockholders nothing to ensure the merger is completed.

•           THL Partners and FNF have confidence in the current Board and management.

•           Replacing the current Board with Pershing Square’s nominees only introduces risk and change into the senior leadership of the Company at this critical time.

As you consider your vote remember what’s at stake:  On the one hand, your Board delivered the $36 per share cash merger and is committed to seeing it through to completion.  On the other hand, Pershing Square is seeking control of the Ceridian Board, but Pershing Square has no plan for Ceridian, nor does it have the experience or track record necessary to operate the Company.  The choice is clear:  Re-elect all of Ceridian’s Board nominees.

We urge all stockholders to vote “FOR” the merger and “FOR” your Board’s nominees at the Annual Meeting as soon as possible either by marking, signing, dating and returning the enclosed WHITE proxy card in the postage-paid envelope or by following the instructions on the WHITE proxy card to vote by telephone or by Internet, whether or not you plan to attend the annual meeting.

Thank you for your continued support.

Sincerely,

L. White Matthews, III	Kathryn V. Marinello
Chairman	President and Chief Executive Officer

Please sign, date and mail the enclosed WHITE proxy card in the accompanying stamped envelope provided today.

After signing the enclosed WHITE Proxy Card, do not sign or return any GREEN proxy card sent to you by Pershing Square.  Remember – only your latest dated proxy will determine how your shares are to be voted at the meeting.  If you have previously signed and returned a GREEN proxy card sent to you by Pershing Square, you may change your vote by marking, signing, dating and returning the enclosed WHITE proxy card in the accompanying stamped envelope.

If you have any questions or need assistance in voting your shares, please contact our proxy solicitor.

105 Madison Avenue
New York, New York 10016
(212) 929-5500 (Call Collect)
or
Call Toll-Free (800) 322-2885

Email:  proxy@mackenziepartners.com